Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES FLAGSTAR

ASSUMPTION OF LEASE AT 1400 BROADWAY

New York, New York, May 23, 2023 — Empire State Realty Trust, Inc. (NYSE: ESRT) announced today that Flagstar Bank, N.A. (“Flagstar”) has assumed the entire 313,109 square foot lease at 1400 Broadway, formerly leased by Signature Bank, under the same terms through 2039 with the exception of an approximate $3 per square foot rent reduction for the first five years of the lease amendment, which equates to an approximate 1.5% rent reduction over the duration of the lease. In the second quarter of 2023, ESRT will reverse $5.8M of the $6.4M straight-line reserve taken in the first quarter of 2023. These adjustments will have a combined estimated $0.02 per share impact on 2023 annual Funds from Operations (“FFO”). This and any other updates to FFO guidance will be provided when the Company reports its second quarter 2023 earnings.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT) is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the iconic Empire State Building – “the World’s Most Famous Building” – and the newly reimagined Empire State Building Observatory that was named #1 attraction in the US, and #3 in the world, in Tripadvisor’s 2022 Travelers’ Choice Awards: Best of the Best. The company is a leader in healthy buildings, energy-efficiency, and indoor environmental quality. As of March 31, 2023, ESRT’s portfolio is comprised of approximately 8.9 million rentable square feet of office space, 718,000 rentable square feet of retail space and 721 residential units across three multifamily properties. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, Twitter and LinkedIn.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. You can identify these statements by use of words such as “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” or similar words or expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the risks and uncertainties detailed from time to time in the Company’s filings with the SEC and any failure of the conditions or events cited in this release. Except as may be required by law, the Company does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@esrtreit.com

Category: FINANCIAL

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